BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS
YEAR-END AND FOURTH QUARTER RESULTS

HONOLULU, HAWAII, December 20, 2016 -- Barnwell Industries, Inc. (NYSE-MKT: BRN) today reported a net loss of $3,615,000, $0.44 per share, for the year ended September 30, 2016, as compared to net earnings of $1,263,000, $0.15 per share, for the year ended September 30, 2015.  For the quarter ended September 30, 2016, Barnwell reported a net loss of $1,373,000, $0.17 per share, as compared to net earnings of $2,776,000, $0.34 per share, for the quarter ended September 30, 2015.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, "The Company had net losses for the year and quarter ended September 30, 2016 as compared to net earnings for the year and quarter ended September 30, 2015 due principally to a $6,217,000 gain, before taxes, on the sale of the Company's principal oil and natural gas properties located in the Dunvegan and Belloy areas of Alberta, Canada in the fourth quarter of last year while there was no such gain in the fourth quarter of the current year.  Additionally, operating results in our land investment, contract drilling and oil and natural gas segments all declined in the current year as compared to the prior year due to fewer lot sales, decreased water well drilling activity and decreased oil and natural gas prices, respectively.  Also, in fiscal year 2016 the Company incurred a $1,154,000 impairment of our oil and natural gas properties due to low oil and natural gas prices; there was no such oil and natural gas impairment in the prior year.

"Two significant transactions occurred in our fiscal 2016.  First, reported equity in income from affiliates increased $1,044,000 in fiscal 2016 as compared to the prior year due primarily to the sale of one of the two larger lots developed by the Kukio Resort land development partnerships for $20,000,000; we have a 19.6% non-controlling ownership interest in these partnerships.  While equity in income from affiliates has no impact on cash, this sale by the Kukio Resort land development partnerships enabled these partnerships to make a $5,360,000 cash distribution to the Company in fiscal 2016, significantly improving the Company's liquidity.  Second, in April 2016 our 80%-owned Kaupulehu 2007, LLLP venture closed on the sale of the remaining home it built for a $190,000 gain, due to the venture having previously written down the carrying value of the house.  Due to this sale the venture repaid in full all of its outstanding debt and now owns only one vacant residential lot which is held for sale.  With Kaupulehu 2007, LLLP's repayment of all of its debt, the Company now has no bank debt.

  "The Company reduced its general and administrative expenses in fiscal 2016 as compared to fiscal 2015 by $2,190,000, due to a $806,000 decrease in compensation costs, a $752,000 decrease in foreign currency transaction losses as the Company incurred a $752,000 foreign currency transaction loss due to the repayment of debt in fiscal 2015 and no such loss was incurred in fiscal 2016, a $449,000 decrease in professional service fees, a $141,000 decrease in director fees and a $122,000 decrease in holding costs related to the house held for sale which was sold in April 2016.  Also, we closed our New York office in October 2016 and have listed it for sale which should reduce general and administrative expenses and raise working capital.  At September 30, 2016, Barnwell had cash and cash equivalents of $15,550,000, working capital of $16,378,000 and no outstanding long-term bank debt."

The information contained in this press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell's future performance, statements of Barnwell's plans and objectives, and other similar statements.  Forward-looking statements include phrases such as "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates," "assumes," "projects," "may," "will," "will be," "should," or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell's expectations are set forth in the "Forward-Looking Statements," "Risk Factors" and other sections of Barnwell's annual report on Form 10-K for the last fiscal year and Barnwell's other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Year ended		Three months ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues	$13,287,000	$17,533,000	$1,696,000	$3,078,000

Net (loss) earnings	$(3,615,000)	$1,263,000	$(1,373,000)	$2,776,000

(Loss) earnings per share – basic and diluted	$(0.44)	$0.15	$(0.17)	$0.34
Weighted-average shares an equivalent shares outstanding - Basic and diluted	8,277,160	8,277,160	8,277,160	8,277,160